Exhibit 99.3

Fourth Quarter – 2006

Conference Call Scripts

Kenneth U. Kuk

Good morning. Welcome to KMG America’s 4th quarter 2006 conference call. I have with me this morning Scott DeLong, our CFO, Jim Nelson, our General Counsel and Tom Sass, who is in charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our Form 10-K for 2006. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward looking statements.

I know that you have seen KMG America’s 4th quarter earnings results of $.11 per share operating and $.13 net and full year 2006 operating income of $.31 per share and $.33 net. Both the quarter and full year results represent increases of over 50% versus prior year comparable periods and both quarterly numbers are better than analysts’ consensus expectations. Scott DeLong will discuss in more detail in a few minutes.

I have information on several other operating areas that I’d like to share with you. In January we released sales results of $45 million for full year 2006 and $30 million for January 2007. We are particularly pleased with January sales which were roughly double January 2006 levels. Approximately 80% of January sales were in the stop loss line. As you’re aware, our objective is to achieve a balance of roughly one third in stop loss, group and voluntary. We did in fact produce one third of total sales in the voluntary line in 2006 but the remaining two thirds was over balanced in stop loss and that trend continued in January. Our sales organization is heavily focused on group and voluntary products to achieve the desired product mix for full year in 2007.

As I believe most of you are aware, stop loss margins seem to be improving but are still not at pricing expectations. We are hopeful the markets will continue to firm over the next several quarters. In the meantime, we are building a valuable book of stop loss business and developing excellent broker relationships.

The number of sales representatives is down by two at nineteen. Both have left KMG America since January 1. Corporate Human Resource policy restricts my ability to disclose reasons for the two departures. Productivity per rep in 2006, after an initial start up period for new hires, was almost exactly $2,500,000. This is slightly under our objective of $3 million per rep. With January’s strong start, we expect productivity per rep to be in excess of $3.5 million in 2007. Our modeling shows that we gain far more leverage by improving rep productivity than by hiring more reps. Consequently, our focus in 2007 will be to give more support to existing reps in hopes of improving productivity. We believe we can produce better short term results and still accomplish longer term objectives by adding reps more aggressively as margins improve. So, with the departures, we would expect the number of reps in 2007 not to increase significantly above 2006 year end levels.

Regarding 2007 earnings estimates, there is a rather wide range with a consensus of $.51 per share. We are comfortable with the consensus estimate although our confidence level is obviously higher at the lower end of the range. After increasing earnings by 55% in 2006, the 2007 consensus estimate would represent another very substantial increase of over 50%.

One final point before I ask Scott to comment and I’d add that this is very important: We do not give quarterly guidance but we have seen a recurring pattern over the last several years of 1st and 2nd quarter earnings being significantly lower than 3rd and 4th quarter results. This is largely due to skewing of long term care policy anniversary dates toward the first half of the year which accelerates policy reserve increases. This seasonality will reduce as LTC becomes a diminishing portion of total liabilities, but our modeling suggests this phenomenon will occur again in 2007. Another contributing factor is the trend towards more voluntary benefit sales in the last half of the year which increases revenue. We have fully incorporated this seasonality into our 2007 budgets and reforecasts.

Now I’ll have Scott discuss the numbers.

Scott H. DeLong III

Good morning.

Our operating income of 11 cents per fully diluted share compares favorably with the analyst consensus estimate for the quarter of 10 cents, as well as with the 10 cents we reported last quarter and the 7 cents for the fourth quarter a year ago.

Additionally, we reported net income this quarter of 13 cents, two cents higher than operating income. The 2 cents reflects the gain from the sale of a small business unrelated to the insurance operations of KMG America in which we had held a 15% minority interest for a number of years.

The operating income per share this quarter improved to 26 cents for the Kanawha legacy business vs. 19 cents last quarter, and the improvement was partially offset by higher losses for the new large case activity. However, there were a few unusual items in the current quarter results – both favorable and unfavorable – that were offsetting in total but affected the third-to-fourth quarter trend line in both the Kanawha legacy and the new large case activity segments of our business. These unusual items include the following:

1.	Pre-payment of the $14 million seller note balance at a discount in late December. The one-time addition to revenue in the Corporate and Other segment was about 2-1/2 cents per share;
2.

A one-time gain in the Senior segment of about 2-1/2 cents after-tax resulting from a combination of correcting a misalignment of some long term care reserve factors and a correction to the persistency adjustment in the amortization of VOBA;

3.

An offset to these favorable adjustments of about 5 cents per share after-tax in the Worksite segment for an addition to stop loss claims costs on business we wrote primarily in 2006. As we noted last quarter we are transitioning to actual claims-based reserves from formula-driven reserves as our stop loss book matures and we continue to accumulate credible claims data. We believe our current loss reserving is adequate for our existing book of in-force business based on claims data available to us at the time we closed our books in January. We intend to establish preliminary loss ratios for business written in 2007 based on this recent claims data, which should reduce the likelihood of additions of similar magnitude to loss reserves in the future. And our internal budgets and plans conform to a more conservative projected loss ratio for stop loss business sold or renewed on January 1, 2007 and later.

Notwithstanding these unusual items, earnings this quarter in the Kanawha legacy business were very good. Earnings from the long term care block reported in the Senior segment were strong based in part on the one-time items noted above, but also from improved investment income and premium growth coming from rate increases approved and implemented earlier in the year. Earnings in the legacy Worksite segment were up from the third quarter due in part to reduced VOBA amortization reflecting very favorable persistency compared to the third quarter. An earnings decline in the Acquired Business segment compared to the third quarter resulted from less favorable claims experience, and partially offset the other favorable earnings trends.

Operating losses related to the new large case activity were up in the fourth quarter compared to the third quarter, due in large part to the additional stop loss claim reserves mentioned above. The gain from the discounted pre-payment of the seller note was more than offset by increased legal fees and year-end accruals for broker and sales rep incentive bonus payments. While net earned premium appears to be down from $9.8 million in the third quarter to $8.8 million in the fourth quarter, premium is actually up 24% in the fourth quarter when a one-time reserve transfer of $2.7 million related to an acquisition of a small block of worksite life insurance is removed from third quarter premium.

Operating returns on average equity in the fourth quarter reached 12.6% for the Kanawha legacy business, and 4.8% overall, compared to 9.7% and 4.4%, respectively, in the third quarter. The ROE for the Kanawha legacy business was almost 11% if the unusual items in the Senior segment mentioned earlier are removed, still very good compared to the strong result in the third quarter. You will find the ROE details in the statistical supplement.

We introduced normalized earnings, a non-GAAP measure, in the statistical supplement last quarter. While the concept requires a fair amount of judgment to apply, we believe it is a useful way to identify underlying earnings trends and establish a run-rate that can be used as a starting point to forecast earnings, bearing in mind the historical quarterly earnings pattern in the Kanawha legacy business Ken noted earlier. Using the adjustments which are fully documented in the stat supplement, we calculated normalized earnings of 12 cents for the quarter, composed of 22 cents for the legacy business and a loss of 10 cents for the new large case activity. We invite you to review the rationale for our adjustments and form your own conclusion.

With that, I’ll turn it back to Ken for the Q&A session.

Kenneth U. Kuk

KMG America continues to make good steady progress by balancing short and longer term objectives while focusing on satisfying all of our constituents. We expect 2007 to be a continuation of that effort.